EXHIBIT 2
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                              DESCRIPTION OF STOCK:

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                 SERIES D PERPETUAL NON-VOTING PREFERRED SHARES

                           ($1.00 PAR VALUE PER SHARE)


                                       OF

                                 PXRE GROUP LTD.




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                                TABLE OF CONTENTS

                                                                            PAGE

1.       General...............................................................1

         (a)      Designation and Number.......................................1

         (b)      Priority.....................................................1

2.       Certain Definitions...................................................1

3.       Voting Rights.........................................................6

         (a)      General Voting Rights........................................6

         (b)      Consent of Series D Perpetual Preferred Shares
                  Required For Variation of Rights and Restrictions............6

4.       Dividend Rights.......................................................8

         (a)      General......................................................8

         (b)      PIK Dividends................................................8

         (c)      Dividend Preference..........................................8

5.       Liquidation Rights....................................................9

         (a)      Priority.....................................................9

         (b)      Notice of Liquidation.......................................10

6.       Exchange.............................................................10

         (a)      General.....................................................10

         (b)      Surrender and Exchange......................................11

         (c)      Effective Date..............................................11

         (d)      Share Certificates..........................................11


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                              DESCRIPTION OF STOCK

         The relative rights, preferences and restrictions granted to or imposed upon the Series D Perpetual Non-Voting Preferred Shares, par value $1.00 per share, created by PXRE Group Ltd. and upon the holders thereof are set forth below.

         1.       GENERAL.

                  (a) DESIGNATION AND NUMBER. The designation of Preferred Shares created by this resolution shall be the "Series D Perpetual Non-Voting Preferred Shares, $1.00 par value per share," of the Company (hereinafter referred to as the "SERIES D PERPETUAL PREFERRED SHARES"), and the number of Series D Perpetual Preferred Shares which the Company shall be authorized to issue shall be 375,000 shares.

                  (b) PRIORITY. The Series D Perpetual Preferred Shares shall rank senior to the Common Shares and all other capital shares of the Company (now or hereafter authorized or issued) other than the Senior Stock, in each case as to dividends and as to the surplus assets of the Company available for distribution upon liquidation, dissolution and winding-up as provided herein.

         2.       CERTAIN DEFINITIONS.

                  (a) For purposes of this Description of Stock, the following terms shall have the meanings indicated (such definitions to be equally applicable to both singular and plural forms of the terms defined):

                           "ADJUSTED NET INCOME (LOSS)" means, as of any
                  Adjustment Date, the Net Income (or Net Loss) for the quarter ending on the Adjustment Date adjusted downwards by the sum of any Capital Distributions on the Common Shares and Perpetual Capital Distributions declared during the quarter ending on the Adjustment Date.

                           "ADJUSTMENT DATE" means, commencing with December 31,
                  2005, the last day of each calendar quarter.

                           "AFFILIATE" means, as applied to any Person, any
                  other Person directly or indirectly controlling, controlled by or under common control with, that Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by", and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

                           "ASSETS" of any Person means all assets and
                  properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or

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                  leased by such Person, including cash, cash equivalents,
                  investment assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory and goods.

                           "BOARD OF DIRECTORS" means the Board of Directors of
                  the Company.

                           "BUSINESS DAY" means any day other than a Saturday,
                  Sunday or a day on which banking institutions in The City of New York or Bermuda are authorized or obligated by law or executive order to close.

                           "CLASS B CONVERTIBLE COMMON SHARES" means the Class B
                  Convertible Voting Common Shares, $1.00 par value per share, of the Company.

                           "CLASS C CONVERTIBLE COMMON SHARES" means the Class C
                  Convertible Voting Common Shares, $1.00 par value per share, of the Company.

                           "CLOSING" has the meaning ascribed to such term in
                  the Purchase Agreement.

                           "CLOSING DATE" has the meaning ascribed to such term
                  in the Purchase Agreement.

                           "COMMON SHARES" means the Common Shares of the
                  Company, par value $1.00, and shall also include any common shares of the Company hereafter issued and outstanding and any shares of the Company of any other class hereafter issued and outstanding that is not preferred as to dividends or distribution of assets in liquidation over any other class of shares of the Company and which has ordinary voting power for the election of directors of the Company.

                           "COMPANY" means PXRE Group Ltd.

                           "COMPANY SECURITIES" has the meaning ascribed to such
                  term in the Purchase Agreement.

                           "DATE OF ISSUANCE" means the day upon which the
                  Series D Perpetual Preferred Shares are issued by the Company and sold to the Purchasers pursuant to the Purchase Agreement.

                           "DESCRIPTION OF STOCK" means this Description of
                  Stock, as amended, modified or supplemented from time to time.

                           "DIVIDEND ALLOCATION RATIO" means, as of any
                  Adjustment Date (or as of the Date of Issuance, if applicable), the quotient of: (i) the Aggregate Liquidation Preference on such Adjustment Date (or the Date of Issuance, if applicable); divided by (ii) the difference of (a) Shareholders' Equity on such Adjustment Date (or the Date of Issuance, if applicable) minus (b) the Aggregate Liquidation Preference of such Adjustment Date.


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                           "EARNINGS ALLOCATION RATIO" means, as of any
                  Adjustment Date, the quotient of: (x) the Aggregate Liquidation Preference on the immediately preceding Adjustment Date; divided by (y) Shareholders' Equity on the immediately preceding Adjustment Date.

                           "EXCHANGE CONDITIONS PRECEDENT" means (i) the
                  affirmative vote of the Company's existing shareholders (a) authorizing an additional 300,000,000 Common Shares; and (b) approving the exchange of the Series D Perpetual Preferred Shares into Common Shares.

                           "EXCHANGE RATIO" means, at any time of determination,
                  the fraction of which the numerator is 1,000 and the denominator is 11; PROVIDED, HOWEVER, such denominator shall be subject to adjustment for any stock split, issuance of stock dividends and other similar events in respect of the Common Shares (or in respect of the Class B Convertible Common Shares or Class C Convertible Common Shares to the extent applicable in applying the terms of the proviso set forth in the first sentence of Section 6(a) hereof) effected after September 29, 2005.

                           "GAAP" means United States generally accepted
                  accounting principles, consistently applied.

                           "INDEBTEDNESS" means (a) all indebtedness of the
                  Company and its subsidiaries, including the principal of, and premium, if any, and interest (including interest accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy laws, whether or not allowable as a claim in such proceeding) on, all indebtedness, whether outstanding currently or hereafter created (i) for borrowed money, (ii) for money borrowed by one or more other Persons and guaranteed, directly or indirectly, by the Company or any subsidiary thereof, (iii) for money borrowed by one or more other Persons for which the Company or any subsidiary thereof provides security, (iv) constituting purchase money indebtedness the payment of which the Company or any subsidiary thereof is directly or contingently liable, (v) under any lease of any real or personal property, which obligations are capitalized on the consolidated books of the Company and its subsidiaries in accordance with GAAP or (vi) under any other arrangement under which obligations are recorded as indebtedness on the consolidated books of the Company and its subsidiaries in accordance with GAAP and (b) any and all modifications, refundings, deferrals, renewals or extensions of any such indebtedness, or securities, notes or other evidences of indebtedness issued in exchange for such indebtedness. Without limiting the generality of the foregoing, the term "Indebtedness" shall include the Trust Preferred and any comparable securities of the Company or any subsidiary thereof at any time outstanding; PROVIDED that Indebtedness shall not include intercompany indebtedness outstanding or hereafter created between the Company and any of its direct or indirect wholly-owned Subsidiaries (as defined in the Purchase Agreement, but limited in this paragraph to direct and indirect wholly owned subsidiaries) or between any two or more such direct or indirect wholly owned Subsidiaries of the Company.

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                           "MARKET PRICE" with respect to Common Shares, on any
                  date, shall be deemed to be the reported closing price on the last trading day ending on the trading day before such date of determination. The reported closing price for each day shall be the reported closing price on the principal United States securities exchange or automated quotation system on which the Common Shares are then listed or admitted to trading. If the Common Shares are not then listed or admitted to trading on any national securities exchange or automated quotation system or if the closing price cannot be so determined, the Market Price shall be determined (x) by the written agreement of the Company and the respective holder and (y) in the event that no such agreement is reached within twenty (20) days after the date of the event giving rise to the need to determine the Market Price, (A) by an independent appraiser of nationally recognized standing selected by the respective holder and the Company or (B) if the respective holder and the Company cannot agree on an appraiser within twenty (20) days after the date of the event giving rise to the need to determine the Market Price, each shall select an independent appraiser of nationally recognized standing and the two appraisers shall designate a third independent appraiser of nationally recognized standing, whose appraisal shall be determinative of such value. The cost of such appraisal shall be borne by the Company. The Company shall cooperate, and shall provide all necessary information and assistance, to permit any determination under the preceding clauses (x) and (y).

                           "NET INCOME (NET LOSS)" means the net income (loss)
                  reported on the consolidated statements of income and comprehensive income of the Company (after Capital Distributions on the Senior Stock but before any Perpetual Capital Distributions or any PIK Dividends), prepared in accordance with GAAP, filed periodically with the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

                           "PERSON" or "PERSON" means an individual,
                  corporation, partnership, firm, association, joint venture, trust, unincorporated organization, limited liability company, government, governmental body, agency, political subdivision or other entity.

                           "PIK DIVIDEND VALUE" means an amount equal to the
                  product of: (x) the number of Series D Perpetual Preferred Shares issued during the immediately preceding calendar quarter; and (y) the Series D Perpetual Preferred Liquidation Preference as of the immediately preceding Adjustment Date.

                           "PUBLIC OFFERING" means the offer for sale to the
                  public in an underwritten offering of Common Shares pursuant to an effective registration statement filed under the Securities Act.

                           "PUBLIC OFFERING PRICE" means the price per share at
                  which Common Shares were offered to the public and will be sold in the underwritten Public Offering that is expected to be completed not later than October 21, 2005.

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                           "PURCHASE AGREEMENT" means the Share Purchase
                  Agreement dated as of September 29, 2005 by and among the Company and the Purchasers, as the same may be amended from time to time.

                           "PURCHASE PRICE" means an amount equal to the lower
                  of (i) $1,000 per share and (ii) the product of the Exchange Ratio multiplied by the Public Offering Price.

                           "PURCHASERS" has the meaning ascribed to such term in
                  the Purchase Agreement.

                           "QUARTERLY ALLOCATION" means, as of any Adjustment
                  Date, an amount equal to the product of: (x) the Adjusted Net Income (Loss) during the preceding calendar quarter; and (y) the Earnings Allocation Ratio.

                           "SENIOR STOCK" means only the Series A Preferred
                  Shares, the Series B Preferred Shares and the Series C Preferred Shares.

                           "SERIES A PREFERRED SHARES" means the Series A
                  Convertible Voting Preferred Shares, par value $1.00 per share, of the Company, including shares allocated as sub-series A1 Preferred Shares and A2 Preferred Shares.

                           "SERIES B PREFERRED SHARES" means the Series B
                  Convertible Voting Preferred Shares, par value $1.00 per share, of the Company, including shares allocated as sub-series B1 Preferred Shares and B2 Preferred Shares.

                           "SERIES C PREFERRED SHARES" means the Series C
                  Convertible Voting Preferred Shares, par value $1.00 per share, of the Company, including shares allocated as sub-series C1 Preferred Shares and C2 Preferred Shares.

                           "SHAREHOLDERS' EQUITY" means total shareholders'
                  equity reported on the consolidated balance sheets of the Company, prepared in accordance with GAAP, and filed periodically with the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

                           "TRUST PREFERRED" shall mean, collectively, (A) (i)
                  the Junior Subordinated Deferrable Interest Debentures due 2027 of PXRE Corporation, (ii) the 8.85% Capital Trust Pass-through Securities of PXRE Capital Trust I, (iii) the PXRE Corporation Guarantee with respect to such Capital Trust Pass-through Securities; (B) (i) the Junior Subordinated Deferrable Interest Debentures due May 15, 2033 of PXRE Corporation, (ii) the 7.35% Fixed/Floating Capital Trust Pass-through Securities of PXRE Capital Statutory Trust II,
                  (iii) the PXRE Corporation Guarantee with respect to such Capital Statutory Trust Pass-through Securities; (C) (i) the Junior Subordinated Deferrable Interest Debentures due May 23, 2033 of PXRE Corporation, (ii) the 9.75% Capital Trust Pass-through Securities of PXRE Capital Trust III, (iii) the PXRE Corporation Guarantee with respect to such Capital Trust Pass-through Securities; (D) (i) the Junior Subordinated Deferrable Interest Debentures due October 29, 2033 of PXRE Corporation, (ii)

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                  the 7.70% Fixed/Floating Capital Trust Pass-through Securities of PXRE Capital Statutory Trust IV, (iii) the PXRE Corporation Guarantee with respect to such Capital Trust Pass-through Securities; and (E) (i) the Junior Subordinated Deferrable Interest Debentures due September 30, 2033 of PXRE
                  Corporation, (ii) the 7.58% Fixed/Floating Capital Trust Pass-through Securities of PXRE Capital Statutory Trust V, and
                  (iii) the PXRE Corporation Guarantee with respect to such Capital Trust Pass-through Securities.

                  (b) The following terms, when used in this Description of Stock, shall have the meanings provided for such terms in the sections set forth below (such definitions to be equally applicable to both singular and plural forms of the terms defined):

                                  TERM                                SECTION(S)
             Aggregate Liquidation Preference                           5(a)(i)
             Capital Distributions                                       4(a)
             Companies Act                                               4(a)
             Junior Stock                                                4(c)
             Maximum Lawful Rate                                         4(c)
             Perpetual Capital Distributions                             4(a)
             Series D Perpetual Preferred Liquidation Preference        5(a)(i)
             Series D Perpetual Preferred Shares                        1(a)(i)

                  (c) The words "HEREOF", "HEREIN" and "HEREUNDER" and other words of similar import refer to this Description of Stock as a whole and not to any particular Section or other subdivision.

                  (d) All dollar amounts referenced herein shall be denominated in United States dollars.

         3.       VOTING RIGHTS.

                  (a) GENERAL VOTING RIGHTS. Except as set forth in Section 3(b) below, the Series D Perpetual Preferred Shares shall have no right to vote on any matter submitted to shareholders at an Annual or Special General Meeting of the Company's shareholders.

                  (b) CONSENT OF SERIES D PERPETUAL PREFERRED SHARES REQUIRED FOR VARIATION OF RIGHTS AND RESTRICTIONS. So long as any Series D Perpetual Preferred Shares remain issued and outstanding, unless the vote or consent of the holders of a greater number of shares shall then be required by law overriding the provisions herein, the affirmative vote or consent of the holders of greater than 50% of all of the Series D Perpetual Preferred Shares at the time issued and outstanding, voting as a class, given in person or by proxy either in writing (as may be permitted by law and the Bye-Laws) or at any special or annual meeting, shall be necessary to permit, effect or validate the taking of any of the following actions by the Company:

                                    (i)      in any manner authorize, create,
                           designate, issue or sell any class or series of capital shares or rights, options, warrants or other securities convertible into or exercisable or exchangeable for capital

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                           shares or any debt security which by its terms is
                           convertible into or exchangeable for any equity security or has any other equity feature or any security that is a combination of debt and equity, which, in each case, as to the payment of dividends or distribution of assets, including, without limitation, distributions to be made upon a liquidation, dissolution or winding-up of the Company, is PARI PASSU with or is senior to the Series D Perpetual Preferred Shares (including without limitation, any shares of Series D Perpetual Preferred Shares (whether or not junior as to dividends or liquidation preference) having earlier mandatory redemption dates than the mandatory exchange date of the Series D Perpetual Preferred Shares) or which in any manner adversely affects the holders of the Series D Perpetual Preferred Shares, or amend the terms of any existing class or series of capital shares if the effect of such amendment would be to rank such class or series senior to or PARI PASSU with the Series D Perpetual Preferred Shares as to dividends or distribution of assets, including, without limitation, distributions to be made upon a liquidation, dissolution or winding-up of the Company;

                                    (ii)     in any manner alter or change the
                           terms, designations, powers, preferences or relative, participating, optional or other special rights, or the qualifications, limitations or restrictions, of the Series D Perpetual Preferred Shares;

                                    (iii)    reclassify the shares of any class
                           or series of capital shares into shares of any class or series of capital shares (A) ranking, either as to payment of dividends, distributions of Assets or redemptions, including, without limitation, distributions to be made upon a liquidation, dissolution or winding-up of the Company, senior to or PARI PASSU with the Series D Perpetual Preferred Shares (including without limitation, any shares of Series D Perpetual Preferred Shares (whether or not junior as to dividends or liquidation preference) having earlier mandatory redemption dates than the mandatory exchange date of the Series D Perpetual Preferred Shares) or (B) which in any manner adversely affects the rights of the holders of the Series D Perpetual Preferred Shares or any powers, rights, privileges or preference appertaining to the Common Shares, which such holders would have after mandatory exchange of the Series D Perpetual Preferred Shares into Common Shares;

                                    (iv)     take any action to cause any
                           amendment, alteration or repeal of any of the provisions of the Memorandum of Association or Bye-Laws, if such amendment, alteration or repeal would have an adverse effect on the rights, preferences or privileges of the holders of the Series D Perpetual Preferred Shares or any powers, rights, privileges or preference appertaining to Common Shares which such holders would have after mandatory exchange of the Series D Perpetual Preferred Shares into Common Shares (including, without limitation, by granting voting rights to holders of bonds, debentures or other obligations);

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                                    (v)      any increase or decrease to the
                           authorized number of Series D Perpetual Preferred Shares or issue additional Series D Perpetual Preferred Shares, except as required by the terms of this Description of Stock;

                                    (vi)     any amalgamation, merger or sale of
                           the Company unless the aggregate purchase price paid to the Series D Perpetual Preferred Shareholders equals the greater of (A) the Aggregate Liquidation Preference and (B) the product of (x) the aggregate purchase price paid to the Common Shareholders and
                           (y) the Dividend Allocation Ratio;

                                    (vii)    the sale or transfer of 25% or more
                           of the Company's Assets (other than the payment of reinsurance claims in the ordinary course of business);

                                    (viii)   in any acquisition by the Company
                           involving aggregate consideration in excess of $100,000,000;

                                    (ix)     the voluntary delisting of the
                           Common Shares or the Series D Perpetual Preferred Shares from the New York Stock Exchange or other nationally recognized securities exchange, as applicable;

                                    (x)      effect or attempt to effect a
                           voluntary liquidation, dissolution or winding up of the Company; or

                                    (xi)     an expansion by the Company into
                           lines of business other than continuing lines of business in which the Company is currently involved.

         4.       DIVIDEND RIGHTS.

                  (a) GENERAL. For so long as the Series D Perpetual Preferred Shares remain outstanding, the Company may not make, declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment (collectively, "CAPITAL DISTRIBUTIONS"), with respect to the Common Shares of the Company, unless, subject to the Bermuda Companies Act of 1981 ("COMPANIES ACT"), the Company simultaneously declares and pays a cash dividend or distribution (the "PERPETUAL CAPITAL DISTRIBUTIONS") on the Series D Perpetual Preferred Shares in an amount equal to such Capital Distribution multiplied by the Dividend Allocation Ratio as of the Adjustment Date immediately preceding the date of such Capital Distribution (or if an Adjustment Date shall have not occurred prior to the date of such Capital Distribution, then as of the Date of Issuance).

                  (b) PIK DIVIDENDS. If the Exchange Conditions Precedent are not met by April 1, 2006, then, retroactively commencing on the Date of Issuance, additional dividends on the Series D Perpetual Preferred Shares shall begin to accrue at a rate of 15% per annum, increasing to a rate of 17% per annum on April 1, 2007 and further increasing to a rate of 19% per annum on April 1, 2008, which rate shall be calculated on the basis of a year of 360 days consisting of twelve 30-day months. Such additional dividends shall be paid on a quarterly basis on each

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Adjustment Date in additional Series D Perpetual Preferred Shares having a liquidation preference per share equal to the Series D Perpetual Preferred Liquidation Preference as of the immediately preceding Adjustment Date ("PIK DIVIDENDS"); provided, however, that with respect to any retroactive payment of PIK Dividends made pursuant to this Section 4(b), such retroactive payment shall be made on June 30, 2006.

                  (c) DIVIDEND PREFERENCE. Any such dividend that is to be paid in PIK Dividends shall be payable by delivery to such holders, at their respective addresses as they appear in the stock register, of certificates representing the appropriate number of duly authorized, validly issued, fully paid and nonassessable shares of Series D Perpetual Preferred Shares to holders of Series D Perpetual Preferred Shares. Any such dividend that is to be paid in Perpetual Capital Distributions shall be payable by delivery of such amounts to such holders at their respective addresses as they appear in the stock register.

                  Notwithstanding anything to the contrary set forth in this
Section 4, if at any time during which any Series D Perpetual Preferred Share remains outstanding the dividend rate payable thereon exceeds the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the "MAXIMUM LAWFUL RATE"), then in such event and so long as the Maximum Lawful Rate would be so exceeded, the dividend rate in respect of Series D Perpetual Preferred Shares shall be equal to the Maximum Lawful Rate; PROVIDED, HOWEVER, that if at any time thereafter the dividend rate payable thereon is less than the Maximum Lawful Rate, dividends shall continue to accrue thereon at the Maximum Lawful Rate until such time as the total dividends earned are equal to the total dividends which would have been earned had the dividend rate on such Series D Perpetual Preferred Share been (but for the operation of this paragraph) the dividend rate payable since the Closing.

                  The rights of the Series D Perpetual Preferred Shares shall rank senior in all respects to the Common Shares and all other classes and series of capital shares of the Company, including without limitation other classes and series of preferred shares other than the Trust Preferred and Senior Stock (collectively, "JUNIOR STOCK").

         5.       LIQUIDATION RIGHTS.

                  (a) PRIORITY. In the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary:

                                    (i)      before any payment or distribution
                           of the Assets of the Company (whether from paid in share capital, share premium or surplus) shall be made to or set apart for the holders of Junior Stock or any other shares of the Company other than the Trust Preferred and the Senior Stock, the holders of the shares of Series D Perpetual Preferred Shares shall be entitled to receive from the Assets of the Company, payment in cash of an initial amount equal to the Purchase Price (the "SERIES D PERPETUAL PREFERRED LIQUIDATION PREFERENCE"). Commencing as of December 31, 2005 and on each Adjustment Date thereafter, the Series D Perpetual Preferred Liquidation Preference shall be adjusted upward or

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

                           downwards by an amount equal to the quotient of: (v) the change in the Aggregate Liquidation Preference as of such Adjustment Date; divided by (w) the number of Series D Perpetual Preferred Shares outstanding. The "AGGREGATE LIQUIDATION PREFERENCE" shall initially be an amount equal to the product of the Purchase Price multiplied by the number of Series D Perpetual Preferred Shares issued upon Closing. Commencing as of December 31, 2005 and on each Adjustment Date thereafter, the Aggregate Liquidation Preference shall be adjusted upward or downwards by an amount equal to the sum of: (x) the Quarterly Allocation, plus (y) the PIK Dividend Value; PROVIDED THAT; the Aggregate Liquidation Preference shall never be less than the product of the Purchase Price multiplied by the number of Series D Perpetual Preferred Shares issued upon Closing, plus the aggregate PIK Dividends less the aggregate Perpetual Capital Distributions. If the Assets distributable upon such liquidation, dissolution or winding-up of the Company shall be insufficient to permit payment to the respective holders of the shares of Series D Perpetual Preferred Shares of the full preferential amounts as set forth in this Section 5(a)(i), then such Assets shall be distributed ratably among the shares of Series D Perpetual Preferred Shares; and

                                   (ii)      any proceeds remaining after
                           payment of the Series D Perpetual Preferred
                           Liquidation Preference shall be distributed ratably among the Common Shares and other classes of shares of the Company in accordance with the relevant rights and restrictions thereof, if any.

                  (b) NOTICE OF LIQUIDATION. Subject to any other requirement under law, written notice of any liquidation, dissolution or winding up of the Company, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, shall be given (not less than thirty (30) days prior to any payment date stated therein), to the holders of record of the Series D Perpetual Preferred Shares at their respective addresses as the same shall appear on the register of shareholders of the Company.

         6. EXCHANGE. The following provisions are subject to compliance with applicable law, and if the exercise of these rights would violate relevant law, such rights set out below will be suspended until such rights can be exercised in compliance with applicable law:

                  (a) GENERAL. Each Series D Perpetual Preferred Share outstanding shall be mandatorily exchanged immediately upon satisfaction of the Exchange Conditions Precedent into the number of whole Common Shares (rounded upwards or downwards) equal to the Exchange Ratio, PROVIDED, HOWEVER, that if
(i) at the time of such exchange, either a record holder of Series D Perpetual Preferred Shares or an Affiliate thereof is also a record holder of Series B Preferred Shares or Class B Convertible Common Shares, then such holder's Series D Perpetual Preferred Shares shall be mandatorily exchanged into the number of whole Class B Convertible Common Shares (rounded upwards or downwards) equal to the Exchange Ratio (instead of such number of Common Shares) and (ii) at the time of such exchange, either a record holder of Series D Perpetual Preferred Shares or an Affiliate thereof is also a record holder of Series C Preferred Shares or Class C Convertible Common Shares, then such holder's

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

Series D Perpetual Preferred Shares shall be mandatorily exchanged into the number of whole Class C Convertible Common Shares (rounded upwards or downwards) equal to the Exchange Ratio (instead of such number of Common Shares). The Common Shares, Class B Convertible Common Shares or Class C Convertible Common Shares, as the case may be, issuable upon mandatory exchange of the Series D Perpetual Preferred Shares, when such Common Shares, Class Convertible B Common Shares or Class C Convertible Common Shares, as the case may be, shall be issued in accordance with the terms hereof, shall be duly authorized, validly issued, fully paid and nonassessable Common Shares, Class B Convertible Common Shares or Class C Convertible Common Shares, respectively.

                  (b) SURRENDER AND EXCHANGE. Each Series D Perpetual Preferred Share will be exchanged by the holder once the Exchange Conditions Precedent have been met by surrender of such Series D Perpetual Preferred Share, to the Company at its office designated pursuant to the Bye-Laws of the Company. Such holder shall thereupon be entitled to receive the number of Common Shares, Class B Convertible Common Shares or Class C Convertible Common Shares, as the case may be, specified in the exchange by Section 6(a) above. The Series D Perpetual Preferred Shares shall be cancelled upon surrender.

                  (c) EFFECTIVE DATE. The exchange of Series D Perpetual Preferred Shares pursuant to Section 6(c) hereof shall be deemed to have been effected immediately prior to the close of business on the Business Day on which the Exchange Conditions Precedent have been met and the Series D Perpetual Preferred Shares shall have been surrendered to the Company as provided in
Section 6(b) hereof. On such day that the exchange of Series D Perpetual Preferred Shares is deemed effected, the person or persons in whose name or names any certificate or certificates for Common Shares, Class B Convertible Common Shares or Class C Convertible Common Shares, as the case may be, are issuable upon such exchange, as provided in this Section 6, shall be deemed to have become the holder or holders of record of such Common Shares, Class B Convertible Common Shares or Class C Convertible Common Shares, as the case may be.

                  (d) SHARE CERTIFICATES. As promptly as practicable after the exchange of the Series D Perpetual Preferred Shares, and in any event within ten (10) Business Days thereafter, the Company at its expense (including the payment by it of any applicable issue, stamp or other taxes on the issue of the Common Shares, Class B Convertible Common Shares or Class C Convertible Common Shares, as the case may be, or on the share certificate therefor, other than any income or capital gains taxes) will cause to be issued in the name of and delivered to the holder thereof or as such holder may direct, a certificate or certificates for the number of Common Shares, Class B Convertible Common Shares or Class C Convertible Common Shares, as the case may be, to which such holder shall be entitled upon such exchange on the effective date of such exchange.

         7. OFFER TO REPURCHASE. If the Series D Perpetual Preferred Shares shall have not been exchanged for Common Shares, Class B Convertible Common Shares or Class C Convertible Common Shares, as the case may be, in accordance with Section 6(a) prior to December 31, 2006, the Company shall use its reasonable best efforts, subject to the conditions set forth below, in each calendar year beginning with 2007 so long as no such mandatory exchange has occurred and the Series D Perpetual Preferred Shares remain outstanding, to issue

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

and sell in a Public Offering a number of Common Shares sufficient to produce net proceeds in an amount at least equal to $100,000,000, shall make an offer to holders of outstanding Series D Perpetual Preferred Shares to purchase, on a pro rata basis, Series D Perpetual Preferred Shares having up to $100,000,000 in Series D Perpetual Preferred Liquidation Preference and shall purchase such Series D Perpetual Preferred Shares from holders responding to such offer to purchase at a price equal to the greater of (i) the Series D Perpetual Preferred Liquidation Preference, and (ii) the product of the Exchange Ratio multiplied by the price per Common Share realized by the Company in such Public Offering. However, the Company will not be required to sell any Common Shares for such purpose if (i) such use of proceeds from the sale of the Common Shares would have a negative impact on the Company's then current credit ratings or (ii) the price per share of any of the Common Shares would be less than 75% of the then existing Market Price per share of the Common Shares.



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